Exhibit 99.1

For more information, contact:	For Investor/Media Relations:
Laura E. Owen, President and COO	Elite Financial Communications Group /Elite Media Group
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	ICOP@efcg.net
Fax: (913) 312-0264
Lowen@ICOP.com www.ICOP.com

ICOP DIGITAL ANNOUNCES EXECUTIVE MANAGEMENT CHANGE

New Interim CFO Appointed

LENEXA, KS – (PR NEWSWIRE) – February 6, 2009 – ICOP Digital, Inc. (NASDAQ: ICOP), an industry-leading company engaged in advancing digital surveillance solutions, today announced that its Chief Financial Officer Derick Shupe has resigned from the Company for personal reasons. Effective immediately, January Miller, who has worked as a staff accountant and assistant to Shupe since September 2007, will serve as Interim CFO until a search for a new CFO is successfully completed.

Dave Owen, Chairman and CEO, stated, “With ICOP entering an important phase in its growth, our search for a new CFO will focus on identifying a candidate with a broad skill set with emphasis on expertise in global financial management and the capital markets. Until we find this person, we are pleased to have January in place to assume responsibility for ICOP’s financial operations. She has proven to be a highly valued member of our team for the past fifteen months, and has worked closely with our former CFO on all finance and accounting matters.”

Prior to joining ICOP, Miller worked as a Staff Accountant for the Kansas City Auto Auction for over three years. She also served as an Independent Tax Contractor for Scott D. McRuer CPA, LLC. Miller is a graduate of Park University, where she earned both a Bachelors degree in Accounting and a Masters in Business Administration. While at Park University, she served as a Senator, Vice President and President of her Student Government Association and currently serves as a Park University Alumni Board Member. She also served on the Audit Committee at the University for two years. Miller is currently studying for the CPA exam.

About ICOP Digital, Inc.

ICOP Digital, Inc. (NASDAQ: ICOP) protects people, assets and profits through its surveillance and communications solutions for the public and private sectors. The ICOP Model 20/20®-W is the leading digital in-car video system for law enforcement. ICOP DVMS™ and ICOP iVAULT MMS™ (enterprise) server software solutions store and manage video files. The ICOP Model 4000™ mobile digital video system records video from transit and school buses, and rail. ICOP LIVE™ delivers real-time situational awareness from mobile or fixed cameras (live video to a first responder vehicle and/or to headquarters), helping to optimize the outcome of a crisis. www.ICOP.com (GSA Contractor)

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, the performance or reliability of our products, our ability to draw funds and meet obligations under the new line of credit, and our ability to regain compliance with Nasdaq listing standards. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.